NATIONAL RESEARCH CORPORATION
2006 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT

[Name]

Dear _____________________:

You have been granted an option (the “Option”) to purchase shares of $.001 par value common stock (the “Shares”) of National Research Corporation (the “Company”) under the National Research Corporation 2006 Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	__________, 200__

Type of Option:	Nonqualified or Incentive Stock Option

Number of Option Shares:	__________________

Exercise Price per Share:	U.S. $_____________

Expiration Date:	The tenth (10th) anniversary of the Grant Date, subject to earlier termination as described under "Termination of Employment."

Vesting Schedule:	Your Option will vest and become fully exercisable on the 5th anniversary of the Grant Date.

In addition, your Option will become fully vested if your employment terminates as a result of your death or disability, as determined by the Committee. Upon any other termination of employment, if your Option is not yet vested, it will immediately terminate.

Manner of Exercise:	You may exercise all or a portion of this Option only if the Option has vested, and only if the Option has not expired or otherwise terminated. To exercise this Option, you must notify the Company’s Secretary, in writing and on the form provided by the Committee, of your intent to exercise the Option. Your notice must specify the number of Shares you wish to purchase and must be accompanied by payment for those Shares and applicable withholding taxes. Payment for the Shares may be made: (a) in cash or its equivalent; (b) by tendering to the Company previously acquired Shares that you have held for at least six (6) months or purchased on the market at Fair Market Value; (c) by any combination of (a) and (b); or (d) by delivering to the Company or its agent an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds to the Company as payment for the Shares.

Your notice will be effective when it is received by the Company’s Secretary at the Company’s principal office. If another person wishes to exercise this Option after your death, that person must contact the Company’s Secretary and prove to the Company’s satisfaction that he or she is entitled to do so. Your ability to exercise this Option may be restricted by the Company if required by applicable law.

Termination of Employment:	If your employment with the Company terminates, and your Option has vested, but has not expired or otherwise terminated, your Option will terminate as follows:

•	If your employment terminates as a result of your death, disability or retirement, as determined by the Committee, your Option will terminate on the first (1st) anniversary of the date of your termination of employment.

•	If your employment terminates for any other reason, your Option will terminate ninety (90) days after the date of your termination of employment.

However, in no event will this Option be exercisable after its Expiration Date.

Restrictions on Resale:	By accepting this Option, you agree not to sell any Shares acquired under this Option except (a) pursuant to an effective registration statement under the Securities Act of 1933 (the “'33 Act”), as amended, and any applicable state securities laws; (b) in a transaction that satisfies the requirements of Rule 144 of the ‘33 Act; or (c) in a transaction which, in the opinion of the Company’s attorneys, is exempt from registration under the ‘33 Act and applicable state securities laws.

Tax Withholding	To satisfy the withholding taxes due upon exercise of your Option, you may elect to have the Company withhold for its own account that number of Shares otherwise deliverable to you on the exercise date having an aggregate Fair Market Value on the exercise date equal to the minimum statutory total tax that the Company must withhold. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before you exercise your option. You may also satisfy the withholding taxes due by tendering to the Company previously acquired Shares that you have held for at least six (6) months or purchased on the market at Fair Market Value.

If you do not elect to satisfy the withholding requirement using Shares as discussed above, you must deliver to the Company, at the time the Company is obligated to withhold taxes in connection with the exercise of your Option, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

Powers of the Company/Rights of Optionee:	This Option does not affect, in any way, the right of the Company to enter into transactions that would change its capital structure or business, such as recapitalizations, reorganizations, mergers or consolidations, the issuance of stock, bonds or other debt. Nor will this Option prevent the Company from dissolving or liquidating, selling or transferring all or part of its assets, or entering into any other sort of corporate act or transaction. The Option does not grant you any right to continued employment with the Company or with any of its Affiliates.

Your ownership of this Option does not give you any rights as a shareholder of the Company with respect to any of the Optioned Shares until the Option has been exercised, payment for the Shares has been made, and a stock certificate for such Shares has been issued.

Miscellaneous:	•	As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.

•	This Agreement may be executed in counterparts.

This Option is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Option and definitions of capitalized terms used but not defined in this Stock Option Agreement can be found in the Plan.

BY ACCEPTING THIS STOCK OPTION AWARD, YOU AGREE TO ALL OF THE TERMS AND
CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE
RECEIPT OF THE PLAN.

__________________________________	__________________________________
Authorized Officer	Recipient

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